United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 17, 2009
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On December 17, 2009, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended October 31, 2009, and hosted a conference call to discuss the financial results for the quarter ended October 31, 2009. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated December 17, 2009 announcing financial results for the quarter ended October 31, 2009
99.2	Transcript of conference call held on December 17, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2009	Applied Signal Technology, Inc. (Registrant)
By: /s/ James E. Doyle James E. Doyle Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated December 17, 2009 announcing financial results for the quarter ended October 31, 2009
99.2	Transcript of conference call held on December 17, 2009

Exhibit 99.1

Press Release dated December 17, 2009 announcing financial results for fourth quarter and fiscal 2009, ended October 31, 2009

Applied Signal Technology, Inc. Reports Fourth Quarter 2009

-- Fourth Quarter 2009 EPS grows 35% to $0.27 –
-- Fourth Quarter 2009 Operating Income increases 36% to $5.9 million –
-- Fourth Quarter Orders increase 74% to $69.5 million --

Sunnyvale, CA.  December 17, 2009 - Applied Signal Technology, Inc. (NASDAQ - APSG) today announced operating results for the fourth quarter and fiscal 2009, which ended October 31, 2009.

The Company reported revenues for the fourth quarter of $54,231,000 an increase of 12.1% compared to the year-ago quarter’s revenues of $48,374,000.  Revenue growth was primarily due to continued strength in the Company’s broadband communications business.   The Company’s operating income for the fourth quarter of fiscal 2009 increased by 36.0% to $5,923,000, a margin of 10.9%, as compared to $4,354,000, a margin of 9.0%, in the fourth quarter of fiscal year 2008.  This increased margin was driven by a heavier mix of fixed-price contracts, improved profitability on certain development contracts, and a reduction in stock-based compensation expense.

The significant year-over-year margin improvement enabled the Company to grow earnings per share during the fourth quarter to $0.27, an increase of 35% versus the year-ago level of $0.20 per share.

Revenues for fiscal year 2009 increased 8.7% to $202,615,000, compared to revenues of $186,331,000 for fiscal year 2008.  Operating income for fiscal 2009 increased by 78.9% to $22,870,000 as compared to $12,787,000 in the prior year.  Net income for fiscal year 2009 increased by 81.2% to $14,529,000 or $1.11 per diluted share compared to the year-ago level of $8,017,000 or $0.63 per diluted share.

New orders received during the fourth quarter of fiscal year 2009 were $69,475,000 compared to new orders of $39,825,000 during the fourth quarter of fiscal year 2008.  New orders for fiscal year 2009 were $210,285,000, a 13.6% increase compared to new orders of $185,139,000 received during fiscal year 2008.  New orders growth for fiscal 2009 was primarily driven by increased demand for the Company’s sensor systems and broadband communications contracts and was partially offset by order declines for tactical SIGINT programs.  The Company noted it has definitized the seven separate ISR program awards mentioned when it reported its third quarter financial results.

Mr. William Van Vleet, President and Chief Executive Officer of Applied Signal Technology commented, “We are pleased that we continued to execute well for our customers during the fourth quarter.  Our recent contract awards have given us increased visibility and confidence in the strength of our broadband, sensors and services business areas.  We are especially pleased with our recent acquisition of Pyxis Engineering which has anchored our network intelligence initiative and is creating a range of new business opportunities.”

Mr. Van Vleet continued, “In our core business, improvements in operations initiated last year are resulting in sustainable gains in program level profitability. As we move forward, we expect to leverage our strong cash flow and considerable financial resources to continue to grow both organically and through acquisition.  It remains our goal to become the leader in the intelligence, reconnaissance, and surveillance business.”

Attached to this news release are condensed, consolidated statements of income, balance sheets and statements of cash flows for the fourth quarter and fiscal year 2009 ended October 31, 2009.

Conference Call
The Company will host a conference call on December 17, 2009 to discuss fourth quarter fiscal 2009 results.  If you wish to participate in the conference call, please dial 1-877-407-8031 for domestic callers or 1-201-689-8031 for international callers on December 17, 2009 at 5:00 p.m. eastern time/2:00 p.m. pacific time.  There is no pass code required.  This call may be listened to simultaneously at the Web site www.InvestorCalendar.com.  A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security.  For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the increased visibility and confidence in the strength of our broadband, sensors and services business areas,  sustainable program level profitability, future organic and new complimentary growth opportunities, the order opportunities available to AST in the rapidly developing intelligence, surveillance and reconnaissance (ISR) and cyber-security markets, the ability of the acquisition of Pyxis to create a range of new business opportunities are all forward-looking statements.  The risks and uncertainties associated with these statements include AST’s ability to capture organic growth opportunities, the ability to sustain gains in program level profitability, the ability to utilize the strategic advantages of a strong capital position, the ability to execute the acquisition of Pyxis and realize the expected benefits of the acquisition whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether AST will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by AST will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether AST will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including the latest Form 10-K filed for the fiscal year ended October 31, 2008.  The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
(in thousands except per share data)

	—— Three Months Ended ——		—— Nine Months Ended ——
	October 31, 2009	October 31, 2008	October 31, 2009	October 31, 2008
Revenues from contracts	$53,221	$46,955	$196,371	$181,147
Revenues from royalties	1,010 ---------	1,419 ---------	6,244 ---------	5,184 ---------
Total revenues	54,231	48,374	202,615	186,331
Operating expenses:
Contract costs	38,355	34,400	142,722	129,835
Research and development	3,853	2,630	14,482	13,116
General and administrative	6,100 ---------	6,990 ---------	22,541 ---------	30,593 ---------

Total operating expenses	48,308 ---------	44,020 ---------	179,745 ---------	173,544 ---------

Operating income	5,923	4,354	22,870	12,787
Interest income/(expense), net	1 ---------	223 ---------	223 ---------	761 ---------

Income before provision for income taxes	5,924	4,577	23,093	13,548
Provision for income taxes	2,314 ---------	2,028 ---------	8,564 ---------	5,531 ---------

Net income	$3,610 ========	$2,549 ========	$14,529 ========	$8,017 ========

Net income per share – basic	$0.28	$0.20	$1.13	$0.64
Average shares – basic	13,005	12,622	12,890	12,475

Net income per share – diluted	$0.27	$0.20	$1.11	$0.63
Average shares – diluted	13,268	12,844	13,146	12,681

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2009	October 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$4,102	$4,668
Short term investments	43,454 ---------	45,045 ---------
Cash, cash equivalents, and short term investments	47,556	49,713
Accounts receivable	47,063	40,115
Inventory	8,378	8,141
Other current assets	10,517 ---------	10,155 ---------
Total current assets	113,514	108,124

Property and equipment, at cost	70,400	65,773
Accumulated depreciation and amortization	(55,405) ---------	(50,660) ---------
Net property and equipment	14,995	15,113

Goodwill	33,158	19,964

Intangible assets, net	1,904	162

Long-term deferred tax asset, net	4,196	4,410
Long term investment	2,129	9,381
Other assets	1,104 ---------	865 ---------

Total assets	$171,000 ========	$158,019 ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable, accrued payroll and benefits	$22,158	$20,070
Notes payable	1,429	1,429
Income taxes payable	444	498
Other accrued liabilities	2,298 ---------	3,513 ---------
Total current liabilities	26,329	25,510

Long-term liabilities:

Long-term notes payable	2,500	3,929
Other long-term liabilities	3,146 ---------	3,847 ---------
Total long-term liabilities	$5,646	$7,776

Shareholders' equity	139,025 ---------	124,733 ---------

Total liabilities and shareholders' equity	$171,000 ========	$158,019 ========

Applied Signal Technology, Inc.
Condensed Statements of Cash Flows
Increase (decrease) in cash
(in thousands)

	YTD October 2009	YTD October 2008
Operating activities:

Net Income	$14,529	$8,017

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,361	6,138
Stock-based compensation	2,236	4,779
Excess tax benefits from stock-based payment arrangements	(384)	(37)

Adjustments to reconcile net income to net cash provided
Accounts receivable	(2,914)	4,361
Refundable income taxes	—	752
Inventory, prepaids, and other current assets	507	(2,697)
Other assets	(25)	519
Accrued lease incentives	—	877
Accounts payable, taxes payable and accrued liabilities	(3,141) ---------	5,454 ---------
Net cash provided by operating activities	17,169	28,163

Investing activities:

Cash paid for business acquired, net	(15,943)	—
Purchase of available-for-sale securities	(63,687)	(109,964)
Maturity of available-for-sale securities	71,776	88,935
Additions to property and equipment	(5,415) ---------	(3,800) ---------
Net cash (used in) investing activities	(13,269)	(24,829)

Financing Activities:

Issuance of Common Stock	3,995	4,044
Shares repurchased for tax withholding of vested restricted stock awards	(284)	(279)
Excess Tax Benefits From Stock-based Payment Arrangements	384	37
Term Loans	(2,054)	(1,428)
Dividends Paid	(6,507) ---------	(6,290) ---------
Net cash (used in) financing activities	(4,466)	(3,916)

Net (decrease) in cash	(566)	(582)
Cash, beginning of period	4,668 ---------	5,250 ---------
Cash, end of period	$4,102 ========	$4,668 ========

Supplemental disclosure of cash flow information:
Interest paid	281	382
Income taxes paid	8,668	7,005

Exhibit 99.2

Transcript of conference call held on December 17, 2009

Transcript of
Applied Signal Technology, Inc. (APSG)
Fourth Quarter 2009 Earnings Conference Call
December 17, 2009

Corporate Participants

William B. Van Vleet, III, Applied Signal Technology - CEO
James Doyle, Applied Signal Technology - CFO, VP of Finance

Conference Call Participants

Chris Donaghey, SunTrust Robinson Humphrey - Analyst
Michael Lewis, BB&T Capital Markets - Analyst
Myles Walton, Oppenheimer & Co - Analyst
Robert Kirkpatrick, Cardinal Capital - Analyst

Presentation

Operator

Greetings, and welcome to the Applied Signal Technology fourth quarter 2009 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Bill Van Vleet, Chief Executive Officer for Applied Signal Technology. Thank you. Mr. Van Vleet, you may begin.

Bill Van Vleet - Applied Signal Technology - CEO

Thank you, Bob. Good afternoon, everyone, and thank you for joining us for our fiscal 2009 year end conference call. With me today is Jim Doyle, our Chief Financial Officer. Before I begin, I'd like to summarize our Safe Harbor Statement. Our presentation today may contain forward-looking statements which reflect the Company's current judgment on future events. Because these statements deal with future events they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause the actual results to differ materially are contained in our Company's recent 10-Qs and 10-K.

We were pleased with the financial results we reported, both for the fourth quarter and for the full year. Jim will go through the details in a few moments, but I'd like to quickly summarize some of the highlights. For the fourth quarter, revenues grew by 12% over last year to $54 million, driven primarily from increased revenues in our broadband communications business. Operating income in the quarter grew by nearly 36%, to $5.9 million driven by an excellent margin of 10.9%. Earnings per share in the quarter were also up 35% and we reported a $0.27 a share earning versus $0.20 a share in the same period last year.

We were also pleased to have built our order book. New orders received in the first quarter were $69.5 million, up nicely from $39.8 million of new orders that we generated in last year's fourth quarter. We captured significant business in sensor systems and in broadband communications, that was offset by some pressure in the tactical SIGINT business. We were also pleased to definitize all seven of the contracts that we discussed on the last conference call, last quarter.

The fourth quarter put a very good finish on a very strong year for Applied Signal. For the full year in fiscal 2009, revenues increased by 8.7% to a little over $202 million. We dramatically improved our margins in fiscal 2009, and as a result, operating income increased by nearly 80% to approximately $23 million. And earnings grew by 76% to $1.11 versus $0.63 in fiscal 2008. For the full year we captured, new orders just over $210 million versus $185 million in fiscal 2009. While this was a very important and a very successful year for Applied Signal, and I think our numbers are impressive, but they reflect only the first stage of an ongoing process of business improvement, and a changing set of priorities for AST.

During the year, we successfully improved our cost structure and we brought our business to what we generally regard as a peak level of profitability. We reduced our facilities footprint. We aligned our benefits more effectively, transition to a multi-rate contract fee structure, and we changed our material handling process to reduce our product costs. The resulting margin improvement drove our results and positioned us to be more competitive on a variety of important programs, and even as we lowered our costs, we invested in our management team, adding leadership and growing our capability. As you know, we've also begun to deploy strategic capital to provide stronger return to our shareholders, and to position our business for incremental long-term growth, Accelerating our growth rate and expanding our new opportunities will be our focus over the next year.

We believe that AST has the capability to emerge as the strongest and most capable Company in the intelligence, surveillance and reconnaissance or ISR market. In our existing lines of business, we have a significant share of expanding addressable market opportunity. As we go forward, we'll continue to make changes to the business both to capture an increasing share of market and also to grow the opportunities. By continuing on this path, we believe that we can flow superior Val you you'd to our customers and provide excellent value to our shareholders.

Now as we look forward to fiscal 2010 we have two key priorities. First, we're continue to work to enhance our competitive position. We have a strong base of sole-source contracts, but we must do a better job of positioning for new and existing competitive opportunities, many of which are outside of our core strategic business. Over the next year, we'll be focused on expanding the breadth of our business. As you know, we have a strong business base in the intelligence community and we believe that the Department of Defense even with the general budgetary pressures it is facing, will still continue to emerge as a very significant customer for a variety of ISR and sensor products.

Capturing more of this opportunity is partly a function of simply continuing to execute, but it will also require responding to a higher level of competition for new and existing contracts. We expect to maintain the program level profitability improvements that we've achieved. However, as you think about the financial implications of our strategies in fiscal 2010, we will reinvest some of those gains in order to generate greater top line business growth. Our expenses will increase somewhat due to the cost, both cash and non-cash, related to acquisition. additionally, we also expect to incur increased costs related to protecting our intellectual property across a number of businesses as we file additional patents, And we also feel it's necessary to defend an important patent for our DoubleTalk product, and while this will have a near term impact on our operating margins, it will also facilitate our long-term goals for business development and ultimately, value creation.

The other priority for us is to continue to make investments in growing the business through additional acquisitions. We're very pleased with what we've seen thus far from Pyxis and our network intelligence business. We have recently been part of two winning teams on two key long-term IDIQ, or indefinite delivery, indefinite quantity contracts for cyber security work where we have significant opportunity for participation. Our combination of capabilities in the cyber intelligence market has opened a range of growth opportunities for us, and it's our expectation that the revenue growth rate that we will experience for network intelligence will significantly outpace our core rate of revenue growth for the next several years. There are a large number of relatively small but fast growing companies in this still highly fragmented space.

As a potential player we can bring a robust platform, excellent access to capital and an outstanding corporate reputation with our customer base to bear. While purchase multiples against near term earnings are significant, we believe that a longer term view of the business opportunity shows us that there's still an opportunity to see good rates of return on invested capital. Our strong balance sheet provides us with the capability to take advantage of this opportunity and in addition to the approximately $50 million of cash and investment on the balance sheet at year end, you'll notice in our soon to be released proxy materials that we're asking shareholders to increase our authorized shares to facilitate this strategy. I'll note that network intelligence is not the sole focus of our acquisition efforts, but it is one that we continue to find attractive.

As we look forward into fiscal 2010 we see strong revenue growth in network intelligence, our most significant challenge will be in the human resources area, as that business ramps up but we expect to attract and retain the people needed to achieve our near-term targets. Additionally, we're working hard to increase our ability to compete as a prime contractor for some important programs. We have a very high quality employee base and we believe that we're in an excellent position to provide thought leadership and coordinate resources for increasingly larger cyber security programs.

Now we're also looking for strong performance from our other business units in fiscal 2010. Specifically, our core broadband communications business, which experienced strong growth last year, will continue to grow but it's not likely to accelerate its growth in 2010. The highly challenging and technical programs in this business remain outside the execution capability of most competitors and we believe we'll retain our dominance in that business and therefore the levels of revenue derived. As in the past, we'll continue to work to lower our cost structure to be incrementally more competitive on a wider range of programs in our core market, and to expand our value proposition by adding a system integration capability.

One challenge that we must address is our tactical SIGINT business, which we expect to come under pressure in 2010. As you know, this was a pretty good area for us in the year we've just concluded. That said, we have seen some delays in defense programs of record and in the deployment of new technology so as a result we've not seen follow-ons for some of the development programs materialize in the time frames that we anticipated. I think the reality is that there's a possibility our products may represent a generation technology that could be ahead of the current need a bit. So while there's a near term dislocation in this business, as the customer continues to use legacy signal products, we still believe our model 650 Rogue and Raider products are well positioned for future competition.

Additionally, we believe we have substantial opportunity for some low size, weight and power products in the unmanned aerial vehicle market. Accessing this fast growing market in a more substantial way is a major priority for us in 2010. In particular, our model 570 Siren product, which provides wide area surveillance and terminal guidance on specific emitters is a uniquely capable product that is well-suited for overseas contingency operations. This need is just now receiving significant attention and we're excited to demonstrate it to a variety of customers and prime contractors in that market.

In sensor systems, we've been very pleased with repeated successful demonstrations of our process surveyor product. Over the course of the last year, and even in the last week, we've helped survey pipelines, locate missing aircraft and delivered hyper accurate harbor surveys. In each case, we demonstrated the ability to do this quickly and cost effectively. Our business model for this business is going down two tracks. First, to sell the system itself.

But it's also clear to us that we have an opportunity, particularly given the commercial business environment, to generate significant value through leasing. This is particularly true as it pertains to the maritime security market as we believe there is a Homeland Security opportunity for port survey work. We see very good opportunities to extend our satellite communication and data compression licensing efforts. We expect the royalty stream we developed with Com Tech to continue around $6 million in fiscal 2010. We're continuing to work on patent applications as a first step to developing additional licensing opportunities.

We have a strong suite of intellectual property that may be able to monetize in a similar fashion. But this will take some time to develop these additional royalty streams, but given that the very high margins associated with these revenues, we believe it's worth the wait and the effort.

I'll reserve some additional comments for closing, but now I'd like to turn the call over to our Chief Financial Officer, Jim Doyle, to run through the financial results for the quarter and the year. Jim?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Very good. Thanks, Bill. Good afternoon, everyone.

Revenues for the fourth quarter were approximately $54.2 million, representing an increase of 12.1%, compared to the year-ago's quarter revenue of approximately $48.4 million. Revenue growth was primarily due to continued strength in the Company's broadband communications business. Operating income for the fourth quarter of fiscal 2009 increased by 36% to approximately $5.9 million, and operating margin of 10.9%, As compared to $4.4 million or an operating margin of 9% in the fourth quarter of fiscal 2008. This improvement was driven by several factors, including a heavier mix of fixed price contracts, improved profitability on certain development contracts, and a reduction in stock-based compensation expense.

The significant year-over-year margin improvement enabled the Company to grow earnings per share during the fourth quarter to $0.27, an increase of 35% versus the year-ago level of $0.20 per share. Revenues for fiscal year 2009 increased 8.7% to approximately $202.6 million, compared to revenues of $186.3 million for fiscal year 2008. Operating income for fiscal 2009 increased by approximately 78.9% to $22.9 million, as compared to $12.8 million in the comparable year-ago period. Net income for fiscal year 2009 increased by 81.2% to $14.5 million, or $1.11 per diluted share, compared to the year-ago level of approximately $8 million or $0.63 per diluted share.

New orders received during the fourth quarter of fiscal 2009 were approximately $69.5 million, compared to new orders of $39.8 million during the fourth quarter of fiscal year 2008. New orders for fiscal year 2009 were approximately $210.3 million, representing a 13.6% increase when compared to new orders of $185.1 million received during fiscal year 2008. New orders growth for fiscal 2009 was primarily driven by increased demand for the Company's sensor systems and broadband communication contracts, offset by order declines for tactical SIGINT programs. I'd like to note that our current backlog is approximately $143 million, compared to the $127 million balance at the end of fiscal 2008, representing about a 13% increase. Our backlog includes the uncompleted portion of our contractual obligation and excludes any unexercised contract options.

We have one licensing agreement for which we accrue royalties upon sales of our licensed product by a third party. Since there are essentially no costs associated with this agreement, operating income will increase by the same amount of revenue that we recognize. We recorded royalty income of approximately $1 million during the fourth quarter of fiscal year 2009, compared to approximately $1.4 million during the same period in fiscal year your 2008. During fiscal year 2009, our royalty income was approximately $6.2 million, compared to approximately $5.2 million during the same period of fiscal 2008.

Now turning to the balance sheet, our combined cash and investment balances at the end of the fourth quarter were approximately $49.7 million. As a reminder, we financed the acquisition of Pyxis Engineering from our cash balances. Accounts receivable balances were approximately $47 million, compared to approximately $40 million at October 31st, 2008. The billed AR balance was approximately $26.6 million, and increased about $4.4 million from the $22.2 million balance at October 31st, 2008. The unbilled AR balances were approximately $20.4 million and increased about $2.5 million from the $17.9 million balance at October 31st, 2008. The increase in AR balance is due in part to increases in billings related to Pyxis and growth in our revenues.

Inventory remained fairly constant from year to year. The inventory balance at October 31st, 2009 was approximately $8.4 million, compared to approximately $8.1 million a year ago. Prepaid and other current assets include precontract or at-risk costs of about $1.1 million at October 31, 2009. This compares to a balance at October 31, 2008 of about $1.3 million. Current liabilities at the end of FY 2009 were approximately $26.3 million, compared to a balance at the end of FY 2008 of $25.5 million. The increase was due to growth and an increase in acquired balances, offset by a reduction in accrued vacation balances. Our bank debt continues to decline, such that our short and long-term balance at the end of the fiscal year was approximately $4 million. We paid dividends of approximately $1.6 million during the fourth quarter of fiscal 2009.

I'd now like to discuss our outlook for fiscal 2010. At this point, we anticipate revenue growth, including the revenue contribution from Pyxis, of between 5 and 10%. As you think about our profitability for fiscal 2010, I would prompt you to consider a few factors that will likely affect our results. First, we anticipate a greater portion of our revenues will be derived from services contracts, which typically return slightly lower profit margins than our development contracts and our product contracts, while typically yielding a higher return on invested capital. Second, there are incremental costs associated with our Pyxis acquisition, including retention bonuses and the amortization of intangible assets. Third, in addition, as Bill has mentioned, we adopted FAS 141-R in fiscal 2010, and, therefore, must expense instead of capitalize any future acquisition related costs. And fourth, we anticipate increased litigation expense to protect our intellectual property.

Given all this, we believe our operating income for fiscal 2010 will continue within our long-term operating income model of 8 to 11%. While we operated at the high end of this range in fiscal 2009, we anticipate that our fiscal 2010 operating income will likely be closer to the center of that range, as a result of costs associated with acquisition and litigation. We also anticipate a fiscal 2010 effective tax rate of between 38 and 39%, assuming the R&D tax credit is extended.

So with that, I'll now turn the call back to Bill for some closing comments.

Bill Van Vleet - Applied Signal Technology - CEO

Thanks, Jim. In summary, fiscal 2009 was a great year for Applied Signal. Our focus was to make the most of the existing business and to push the profitability needle. We achieved ambitious objectives and we restored confidence in our execution ability.

As a Company, we rediscovered a sense of selflessness. We knew that putting our customers and our shareholders first yields results. One of the pit falls of the sensitive nature of our work, particularly as a public Company, is that the lack of transparency can undermine our accountability. We worked hard over the last year to deliver better information about where we see the business going, both operationally and financially. We believe that the incremental information we are now providing, as Jim just described, with respect to the direction of the business and our financial expectations is moving our culture in a very positive direction. It's given us the confidence to set firm goals and chart a course for the future.

We're very excited to implement this next stage of our business strategy. Having strengthened the foundation in the year we've just concluded, we're now confident that we can turn our focus to incrementally expanding our market opportunity and improving our competitive position by reinvesting some of our earnings to create sustainable, long-term growth.

We have long been a special Company in the ISR market with a reputation for solving the hardest problems and delivering leading edge solutions. We're now prepared to leverage our strong capital position and cash flow to extend our presence in the new businesses, new products and new customers. It's our belief that over the next several years we can see significant growth in our penetration rate and in the size and scope of our addressable market. Our goal is to become the unquestionable leader in the ISR market. While this will take time, persistence and investment, we believe we will demonstrate the patience, determination, risk management, and integration skill sets that will enable us to achieve our vision for the business.

Thank you all for your attention, and Bob, I'd now like to open the call to questions.

QUESTION AND ANSWER

Operator

Thank you. We will now be conducting a question-and-answer session. (Operator Instructions). Our first question comes from the line of Chris Donaghey from SunTrust Robinson Humphrey. Please proceed with your question.

Chris Donaghey - SunTrust Robinson Humphrey - Analyst

<Q> Hi, Bill. Good evening. First of all, on this network intelligence initiative, how much of this is going to be an organic type effort? How much of it is going to be an acquisition type effort? Have you already identified a few targets. Could you talk us through what specifically you're aiming for with that phrase, network intelligence.

Bill Van Vleet - Applied Signal Technology - CEO

Network intelligence is a new line of business that we established and about half of the current business was comprised of efforts that we already had in progress at ASE and the other half was supplemented with the Pyxis acquisition, and it's really addressing the cyber security or more specifically the cyber intelligence piece of the market. And by that, what I mean is not -- cyber security is often, like you have something you want -- something precious you want to defend, you would lock it up in a safe. Cyber intelligence is being more aware of the environment, who is out there that might be willing to steal your precious resource, and so we're focused on awareness of the environment, leveraging our strength in intelligence surveillance and reconnaissance.

To give you a sense of what we're doing, we expect -- let's see. We're expecting pretty good growth, I think probably 15 to 20% growth in that business organically. We may choose to supplement that with additional acquisition, given the right opportunity. We're pursuing -- we're actively pursuing seven major new programs that have a total multi-year value of about $2 billion. And we believe, particularly with the Pyxis acquisition that we are optimally positioned on the right team to capture a good share of that, and that includes analysis modernization, analyst tools and cyber security solutions.

Chris Donaghey - SunTrust Robinson Humphrey - Analyst

<Q> Okay. And just on the acquisition pipeline, sounds like you kind of have at least a goal of trying to get more active. How does your pipeline look now? What are the types of companies that you're looking for? Are they complementary? Are they new market areas? Are they new customers?

Bill Van Vleet - Applied Signal Technology - CEO

Great question. We've got a pretty rich pipeline. Over the course of the last year we developed a very good team to identify, qualify and select good companies that are well-run, that can complement our existing business strategies. So we're not looking for something that's completely a new diversification but rather either a deepening of technology that we've got, penetration using the technology we've got into new customer sets to give us market access or otherwise. In any given year, we're looking at probably between 20 and 40 companies to assess, and so we're very serious about looking at that but we're also very selective in what we do to make sure it's a right fit strategically but also culturally and we think that those are the primary drivers in and evaluation factors as we screen potential candidates.

We still think the whole cyber security or cyber intelligence is a strong area. I mentioned seven programs that have a lot of value and opportunity. They will also help us get more people and that's one of the key barriers into getting the revenue, network, getting the people as well. We see opportunity in the tactical SIGINT arena. We still believe we've got some great leading edge solutions there.

But that marketplace we still think is very fertile, particularly given some of the overseas contingency operations and surge efforts that are going on. And then we're also looking for broader sensor surveillance capabilities, sensor surveillance products. So companies that have hardware or software products that can couple our capabilities and accelerate our growth are really the primary focus.

Chris Donaghey - SunTrust Robinson Humphrey - Analyst

<Q> Okay. Great. And just one last question. Looks like in the fiscal 2010 budget, ACS is finally dead and going to become this EMARS program. Just, can you walk us through what your thoughts are on Army Air Borne Surveillance.

Bill Van Vleet - Applied Signal Technology - CEO

You heard the ding dong. ACS is dead. The budget did get restructured. It is moved into the EMARS programs, which stands for Enhanced Medium Altitude Reconnaissance and Surveillance System. And we just found out yesterday that Congress budgeted $116 million for FY 2010 for research development, test and evaluation, which we think will be used to develop an initial operating capability. And so we're tracking it. We've kind of moved our ACS team from that pursuit to focusing, talking with the prime contractors that are addressing the EMARS opportunity. I do think based on that and based on the budget that's been allocated that there probably will be something that happens in fiscal year 2010.

Chris Donaghey - SunTrust Robinson Humphrey - Analyst

Thank you.

Operator

Our next question comes from the line of Michael Lewis with BB&T Capital Markets. Please proceed with your question.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> Thank you. Thanks, Bill and Jim for taking my questions here. Just to go on further from Chris' questions here, on this network intel business, what is the current level of the revenue that you have in this business right now? Is it around $15 million?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

It's probably closer to $25 million.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> 25. Okay. And if we look at the M&A market right now for these -- for similar types of businesses, will you discuss with us what the valuations that you're witnessing when you look at properties like this?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Yes, Mike. When we look at those valuations, if you look at it on a revenue basis, we've seen the typical multiples in and around 1 to 1.5 times revenue. On EBITDA basis, we've seen they tend to be a little bit higher on an EBITDA basis, more in the 13 to 15 times EBITDA range. So that's kind of a general sense of what we're seeing.

Bill Van Vleet - Applied Signal Technology - CEO

Particularly in that area, Mike, that's a very attractive area for a lot of companies. A lot of companies want to participate because that's where a lot of the dollars are going and so the multiples, particularly from an EBITDA standpoint, are, I'd say on the rich end but there is payoff in terms of return, fairly quick return on those programs as well.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> I agree with that. And is that on a forward or a trailing basis, those multiples?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Trailing.

Bill Van Vleet - Applied Signal Technology - CEO

Yes.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> Okay. And then if you -- you brought up seven contracts that you'll be -- that you have identified and that you would like to go after worth in excess of $2 billion combined. Will you be positioning as a prime or will you be teaming?

Bill Van Vleet - Applied Signal Technology - CEO

On those specific seven, we are already positioned as a subcontractor to larger primes because each of them, I think the smallest one is maybe $150 million. One of them is in excess of $1 billion, the others are 250 or $400 million. They're very programs. While we have ambitions for that, our business is $25 million it's probably overambitious to step up to that level. That said, we do have opportunities that are coming up in the 50 to $100 million range that we will be targeting as prime.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> Okay. That's great news. Jim, just a question. You talked about services, the services proportion of the revenue. Can you break that out for us? What is services versus product right now? And then also if you were to look forward to the end of this next fiscal year, where do you think fixed price concentration will be with regard to contract base?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Okay. Let me answer the last question first, Mike. The fixed price basis, give you an idea of was we did in FY 2009. Approximately 16% of our revenues for FY 2009 came from fixed price contracts. That's up from 10% in FY 2008. What we're seeing for FY 2010 is probably a reduction in fixed price contracts, down from that 16%. We anticipate right now somewhere in the 10 to 16% range for FY 2010, consistent with FY 2008 and FY 2009 results. As far as services revenues, right now services revenues don't represent 10% of FY 2009's revenues. We anticipate that that will probably happen in 2010 where it will become likely be 10% or greater of our revenues. To give you an idea of our overall development revenues, last year FY 2009 we did about 80% development revenues and we would anticipate similar kind of revenues for FY 2010.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> Okay. That's very helpful. One final question, I'll get out of the way here. On the Pyxis acquisition, what was the Q4 revenue and was it in line with your internal plan?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Yes. Yes, the Pyxis revenue was in line with our internal plans and it was slightly over $2 million.

Michael Lewis - BB&T Capital Markets - Analyst

Okay. Great. Thank you very much.

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Sure.

Operator

Thank you. Our next question comes from the line of Myles Walton with Oppenheimer. Please proceed with your question.

Myles Walton - Oppenheimer & Co - Analyst

Thanks, good evening, guys.

Bill Van Vleet - Applied Signal Technology - CEO

Hi, Myles.

Myles Walton - Oppenheimer & Co - Analyst

<Q> You talked about the margins in 2010 being kind of the mid-point of the targeted range. Wondering if you could talk about top line for a second as we move into 2010. Sounds like the Raider product line which was 8 or $9 million of revs and other tactical products are working against you, and ASA is probably an equal offset and then you have Pyxis on top of that. Are those the three major moving parts and is there anything else that is noteworthy as big upside to growth or working against you?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Yes, I'd say, Myles, those are -- that's pretty good assessment of the three major moving parts. Yes, that's a fair assessment.

Myles Walton - Oppenheimer & Co - Analyst

<Q> Okay. And with respect to royalties in DoubleTalk, as you move into fiscal 2010 I think the outlook had been for 5 or $6 million so kind of where you've been the last couple of years. Is that still the case and what's the specific size of the offset of legal expense that you're thinking there?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Well, we do anticipate royalties, contract royalties for FY 2010 in a similar range for FY 2009 so in and around $6 million. The litigation expenses are a little bit difficult to estimate because we're going to vigorously pursue our rights here and make sure that we're protecting our technologies and moving forward to try and protect our market share.

Bill Van Vleet - Applied Signal Technology - CEO

Forecasting the specific amount depends on the length of the battle, if you will. But we're budgeting an amount that's about five times what we expended in FY 2008, sorry, FY 2009, rather, just because, again, we believe we have a very strong position and are very sincere about defending our intellectual property.

Myles Walton - Oppenheimer & Co - Analyst

<Q> Okay. And Bill, I apologize if I missed it in your remarks or the answer to Chris' question about acquisitions but if you look in 2010, kind of what's the acquisition spend in kind of totality that you're thinking about or targeting or the most probable outcome? And also you mentioned an increase in the share offering. I guess can you give us some color as to why shares or equity would be the best approach if you can't fulfill it with the cash versus debt.

Bill Van Vleet - Applied Signal Technology - CEO

Let me address the first part of the question. I think Jim will answer the second a bit better for you. You asked me the size of the targets we're looking at. It really depends on the quality and the types of candidates. We're looking at the size of the Company we're looking at are generally between 20 and $80 million is kind of the range of targets that we're considering and we rank and score them based on fit and return and cultural factors and so those are the dimensions of what we look at. And I believe we are -- we're well positioned. We certainly have the opportunity to do something this year. Obviously, our policy is not to comment on any specific thing, any specific opportunity until it's time to do so.

Myles Walton - Oppenheimer & Co - Analyst

<Q> But just if I could follow up before the color on the balance sheet or the shares versus equity. In the totality, do you think you'll close on multiples of these transactions or are you kind of going to focus on doing one and integrating and doing one and integrating?

Bill Van Vleet - Applied Signal Technology - CEO

Depends on the size and the complexity. Size, scale, and complexity of the deal. We might be able to do as much as a couple of small ones in a year but for something that's a larger size we would want to be more deliberate around integration. I'd say the range is maybe one, two. Upward bound of two if we could.

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

What we're -- what Bill was addressing, Myles was the number of authorized shares. The Company currently has 20 million authorized shares of common stock on our balance sheet. We've committed roughly $15.5 million through either outstanding shares or other commitments that we've made. So that leaves a balance of about 4.5 million shares available. One of the things that AST would like to do is move forward on the acquisition front so we believe it's prudent to increase the number of authorized shares so you'll be seeing a request in the proxy to increase the number of authorized shares and that will be coming out shortly.

Myles Walton - Oppenheimer & Co - Analyst

<Q> I guess the question really is why go the way of equity issuance versus debt issuance, given where we are in an interest rate environment?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

We are also -- have done -- taken some actions on moving forward on the debt side too. We haven't signed anything.

Bill Van Vleet - Applied Signal Technology - CEO

We are leaving our options open is what we're doing. We want to have the available possibility for both. We obviously will do what's in the best interest of our shareholders in any given transaction.

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Correct.

Myles Walton - Oppenheimer & Co - Analyst

<Q> And two quick one last ones. The cash flow expectations for 2010, is it going to be kind of in this consistent range we've been in the last couple years of $20 million or so?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

On an operating basis, yes, probably in that 15-ish range, yes, probably.

Myles Walton - Oppenheimer & Co - Analyst

<Q> Okay. And last one. Pyxis, did that add about $16 million to backlog, is that a right number in.

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

More -- at the end of October, about $10 million.

Myles Walton - Oppenheimer & Co - Analyst

<Q> Okay. I apologize. I did have one more. Which is was there a favorable rate variance adjustment at year end?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Yes, it was very slight but yes it was favorable.

Bill Van Vleet - Applied Signal Technology - CEO

Slightly positive. Very slightly.

Myles Walton - Oppenheimer & Co - Analyst

All right. Thanks, guys.

Operator

(Operator Instructions). One moment while we poll for questions. Our next question comes from the line of Robert Kirkpatrick with Cardinal Capital. Please proceed with our question.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> Good evening. Jim, when do we file the 10-K?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Around January 11th or 12th.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> Did you say how many shares you're going to ask for in the authorization?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

I hadn't yet, no. But we --

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> How many shares are you going to ask for in the authorization?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

15 million.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> 15 million?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Yes.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> Okay. And I had a little trouble understanding the breakdown of the revenues that you gave with respect to cost reimbursement, time and materials, and fixed price. Could you just review that for me, please?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Let me give you FY 2009's breakdown. The cost reimbursable contracts, approximately 59% of revenues came from cost reimbursable contracts. Time and materials, approximately 22% from fixed price, approximately 16%, then royalties, approximately 3%.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> Okay. And how many employees did you end the quarter with or end the year?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Approximately 800.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> 800. Okay. And then have you quantified yet the amount of amortization of intangibles that you expect to book next year?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Yes.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> With respect to the acquisition? And how much is that?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Yes. For next fiscal year, it's approximately $650,000 of amortized intangibles.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> And then in addition to that, there will be another 6 or $800,000 of I'm going to call it stay pay?

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Retention bonuses?

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> Yes, retention bonuses, that's the word.

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

A little bit less than that 800K, but more towards that $600,000 range.

Robert Kirkpatrick - Cardinal Capital - Analyst

<Q> Okay. That's great. Thank you so much. I appreciate it. I'll look forward to the 10-K.

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Thanks, Rob.

Operator

We have another question coming from Michael Lewis with BB&T Capital Markets. Please proceed with your question.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> Thanks for taking the follow-up. Bill, with regard to the seven contracts, can you remind me what the contribution to backlog was once these got signed?

Bill Van Vleet - Applied Signal Technology - CEO

The contribution to backlog, Mike?

Michael Lewis - BB&T Capital Markets - Analyst

<Q> Yes, what delta there?

Bill Van Vleet - Applied Signal Technology - CEO

The grand total that we booked through the end of October and into early November was total of $36 million. I'm not exactly sure how to answer your question, Mike.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> That actually did answer my question.

Bill Van Vleet - Applied Signal Technology - CEO

Okay.

Michael Lewis - BB&T Capital Markets - Analyst

<Q> And then just one more follow-up here. Can you give us an update on like some of the other contracts out there, Specter and Stoneface, what's going on and what are the opportunities that you're looking at to expand that business in fiscal year 2010?

Bill Van Vleet - Applied Signal Technology - CEO

You bet. Let's see. Let me begin in the last 10-K. Was the largest one. The Tiffany program is coming to a conclusion. It will conclude in March of next year. We are anticipating a follow-on contract of that. The RFP may have been received. We believe it's going to be, remain sole source and we think that will be about a $175 million to $200 million, five year IDIQ program if we're successful with that.

The ASA program we won the next generation of that which we call the next generation ASA, cleverly, and that was also a five year, $200 million, IDIQ. The High Beam program is -- we are continuing on that, albeit at a lower rate. We made most of our deliveries this year, we're continuing on, operations and sustainment phase and so the revenues are continuing for a longer term but at a lower amount. Stone Face is the main deliveries on that should complete in the second or -- second quarter of fiscal 2010. And then we will -- we'll drop down at that point into an O&M phase as well with sustaining revenues probably 5 to $10 million per year. And then Specter was -- the Specter, there was a -- the next phase to the Specter program, we -- that was one of the seven definitized contracts so that's continuing while the third phase ended, the fourth phase is set up and that will probably continue at a similar level.

Michael Lewis - BB&T Capital Markets - Analyst

Very helpful. Thank you very much.

Bill Van Vleet - Applied Signal Technology - CEO

You bet.

Jim Doyle - Applied Signal Technology - CFO, VP of Finance

Thanks, Mike.

Operator

There are no further questions at this time. I would like to turn the floor back over to management for closing comments.

Bill Van Vleet - Applied Signal Technology - CEO

Thank you, again, Bob. Again, we thank everyone for participating in this call. Everyone at Applied Signal would like to wish you a happy Hanukkah, a Merry Christmas and a very Happy Holiday Season. Thank you for participating. Good night.

Operator

That concludes today's conference. You may disconnect your lines at this time. Thank you for your participation.